Consent of China Commercial Law Firm

July 16, 2012

China Internet Café Holdings Group, Inc. and Subsidiaries

Nevada

We hereby consent to the filing and discussion of this opinion in the prospectus and as an exhibit to the Amendment No. 4 to the Registration Statement on Form S-1 (the “S-1/A”) and to the use of our name in the prospectus included in the S-1/A. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules or regulations of the Commission promulgated thereunder.

/s/China Commercial Law Firm

China Commercial Law Firm

14/F Times Finance Center

No. 4001 Shennan Road

Shenzhen, PRC 518048